UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2011

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2011, the Board of Directors of Health Care REIT, Inc. (the “Company”) expanded its authorized number of directors from ten to eleven and appointed Daniel Decker as a member of the Board of Directors. Mr. Decker will be a member of the Investment and Planning Committees.

In connection with the appointment, the Company entered into an indemnification agreement with Mr. Decker. The agreement is substantially identical to the agreements previously entered into between the Company and its other directors and generally provides that the Company will, in certain circumstances, indemnify Mr. Decker against any and all expenses, judgments, fines, penalties and amounts paid in settlement arising out of his service to the Company. The agreement also provides for the advancement of expenses in connection with a threatened, pending or completed action, suit or proceeding.

The press release announcing the appointment of Mr. Decker is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of October 27, 2011, the Board of Directors of the Company amended the Company’s by-laws to declassify the Board of Directors and provide for the annual election of all directors. Pursuant to this amendment, all directors will stand for election annually from and after the 2012 Annual Meeting of Stockholders.

The foregoing summary is qualified in its entirety by reference to the complete text of the Company’s Fourth Amended and Restated By-Laws, effective as of October 27, 2011, a copy of which is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Fourth Amended and Restated By-Laws of Health Care REIT, Inc.

99.1	Press release dated October 31, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ George L. Chapman
George L. Chapman
Its: Chairman of the Board, Chief Executive
Officer and President

Dated: October 31, 2011